Exhibit 99.4

New Hire

HELIOGEN, INC.
Restricted Stock Unit Grant Notice
(2013 Stock Incentive Plan)

Heliogen, Inc. (the “Company”), pursuant to its 2013 Stock Incentive Plan (the “Plan”), has granted to Participant (as of the date indicated below) an award of Restricted Stock Units in respect of the number of shares of the Company’s Common Stock (“RSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Restricted Stock Unit Agreement, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Restricted Stock Unit Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

See Grant Summary sent to you via Carta (“Grant Summary”) for specific terms of the grant.

Date of Grant:

Liquidity Event Deadline:

Expiration Date:	The Expiration Date for an RSU depends on whether the Service-Based Requirement (as defined below) has been satisfied with respect to that particular RSU. Where the Service-Based Requirement for a particular RSU has not been satisfied, the Expiration Date is the earlier of: (1) the Liquidity Event Deadline or (2) the date of termination of Participant’s Continuous Service. Where the Service-Based Requirement for a particular RSU has been satisfied in whole or in part, the Expiration Date is the Liquidity Event Deadline.

Vesting:	Participant will receive a benefit with respect to an RSU only if it vests. Except as explicitly set forth below, two vesting requirements must be satisfied on or before the applicable Expiration Date specified above in order for an RSU to vest — a time and service-based requirement (the “Service-Based Requirement”) and the “Liquidity Event Requirement” (each described below). An RSU will vest (and therefore becomes a “Vested RSU”) on the first date upon which both the Service-Based Requirement and the Liquidity Event Requirement are satisfied with respect to that particular RSU (the “Vesting Date”). Upon termination of Participant’s Continuous Service, any unvested RSUs, including RSUs that have met the Service-Based Requirement but not the Liquidity Event Requirement, will be forfeited at no cost to the Company and Participant will have no further right, title or interest in or to such RSUs or the Shares underlying them. All RSUs that do not become Vested RSUs on or before the applicable Expiration Date will be immediately forfeited to the Company upon expiration at no cost to the Company.

Service-Based Requirement:	The Service-Based Requirement will be satisfied as to 25% of the RSUs on the Quarterly Date equal to the first anniversary of the Vesting Commencement Date, and 6.25% of the RSUs on each Quarterly Date thereafter, provided that Participant’s Continuous Service does not terminate on or prior to such date.

“Quarterly Date” means each of March 15, June 15, September 15 and December 15.

Liquidity Event Requirement:	The Liquidity Event Requirement will be satisfied as to any then-outstanding RSUs on the earliest of the following: (1) the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for the sale or resale of the Company’s Common Stock to the general public, including pursuant to a direct listing (an “IPO”), (2) immediately prior to the closing of a Change in Control, or (3) immediately prior to the closing of a merger, combination or consolidation of the Company with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are listed on a national securities exchange and the merger, combination or consolidation of the Company with the special purpose acquisition company or its subsidiary (a “SPAC Transaction”). For purposes of determining whether the Liquidity Event Requirement has been satisfied, Change in Control has the same meaning as in the Plan, except that a transaction in which stockholders of the Company receive consideration in exchange for their shares of Common Stock that consists, in whole or in part, of something other than: (i) cash, (ii) securities that are listed on the New York Stock Exchange, the Nasdaq Stock Market or any other exchange or market of similar stature, or (iii) a combination of (i) and (ii), will not constitute a Change in Control.

Settlement:	If an RSU vests as provided for above, the Company will issue one share of Common Stock for each Vested RSU. The shares will be issued in accordance with the issuance schedule set forth in Section 5 of the Restricted Stock Unit Agreement.

If the Liquidity Event Requirement is satisfied by an IPO or SPAC Transaction, and the date that an RSU becomes a Vested RSU occurs prior to the expiration of the Lock-Up Period (as defined in Section 7 of the Restricted Stock Unit Agreement), then the Administrator in its sole discretion may delay issuance of shares of Common Stock in settlement of Vested RSUs for administrative purposes (such as to facilitate same-day sales or to facilitate collection of withholding taxes); provided, that the shares of Common Stock must in all events be issued by the earlier of (i) the first reasonably practicable date following the expiration of the Lock-Up Period and (ii) March 15 of the year following the year in which the IPO or SPAC Transaction occurred.

Mandatory Sale to Cover Withholding Taxes:

By accepting the Award, to the fullest extent permitted under the Plan and applicable law, Participant is electing to satisfy any applicable withholding taxes through the sale of a number of the shares subject to the Award as determined in accordance with the procedures specified in Section 11(b) of the Restricted Stock Unit Agreement (“Sell to Cover”). The Company is authorized and directed by Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, offer letters, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein (provided that if there is any conflict in the vesting and/or acceleration terms, those contained in this Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement will control).

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By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan (the “Grant Documents”) and agrees to all of the terms and conditions set forth in these documents. Furthermore, by accepting the Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Notwithstanding the above, if Participant has not actively accepted the Award within 90 days of the Date of Grant set forth in this Restricted Stock Unit Grant Notice, Participant is deemed to have accepted the Award, subject to all of the terms and conditions of the Grant Documents.

Heliogen, Inc.	Participant:

By:
Signature	Signature

Name & Title:	Date:
Date:

Attachments:

●	Attachment I: Restricted Stock Unit Agreement
●	Attachment II: 2013 Stock Incentive Plan

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Attachment I

HELIOGEN, INC.

Restricted Stock Unit Agreement

(2013 Stock Incentive Plan)

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), Heliogen, Inc. (the “Company”) has granted to you Restricted Stock Units in respect of the number of shares of the Company’s Common Stock (“RSUs”) indicated in the Grant Notice (the “Award”) under its 2013 Stock Incentive Plan (the “Plan”). The Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Capitalized terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan and Grant Notice. The terms and conditions of the Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1. Nature of the Award. The Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice upon the satisfaction of the terms set forth in this Agreement. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the RSUs or the issuance of the underlying shares of Common Stock.

2. Vesting. Subject to the provisions contained herein and the terms of the Plan, the Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Upon termination of your Continuous Service, any unvested RSUs, including RSUs that have met the Service-Based Requirement, will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such RSUs or the shares of Common Stock covered thereby.

3. Number of Shares.

(a) The number of RSUs subject to the Award may be adjusted from time to time pursuant to Section 11(a) (Capitalization Adjustments) of the Plan.

(b) Any additional RSUs, shares, cash or other property that become subject to the Award pursuant to this Section 3 if any, will be subject, in a manner determined by the Board or any Committee administering the Plan (in either case, the “Administrator”), to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other shares covered by the Award.

(c) Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. The Administrator will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4. Securities Law and Other Compliance. You may not be issued any shares under the Award unless either (a) the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”); or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. Date of Issuance. Subject to the satisfaction of the Withholding Obligations set forth in Section 11 of this Agreement, in the event one or more RSUs vest, the Company will issue to you one (1) share of Common Stock (subject to any adjustment under Section 3 above) for each RSU that vests as soon as practicable after the applicable Vesting Date and no later than the date that is the 15th day of the third calendar month of the year immediately following the year in which the shares of Common Stock covered by this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

6. Dividends. You will receive no benefit or adjustment to your RSUs with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

7. Lock-Up Period. You hereby agree that, if so requested by the Company in connection with an IPO or a SPAC Transaction, you will not sell or otherwise transfer any shares of Common Stock or other securities of the Company (or, in the case of a SPAC Transaction, the common stock (or similar securities) of the surviving or parent entity that are listed on a national securities exchange) during such period as may be requested in writing by the Company (the “Lock-Up Period”) following the effective date of a registration statement of the Company filed under the Securities Act (or, in the case of a SPAC Transaction, the closing date of such transaction).

8. Transfer Restrictions. Shares of Common Stock that you acquire upon vesting and settlement of your Award are subject to any restrictions on transfer and/or right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right. In addition to any other limitation on transfer created by applicable securities laws, you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of all or any part of the shares subject to your Award or any interest in such shares, whether voluntarily or by operation of law, by gift, by entering into a contract that requires shares to be issued at a future date, or otherwise, except in compliance with this Agreement, the Company’s bylaws and applicable securities law.

9. Restrictive Legends. The shares of Common Stock issued in respect of your Award will be endorsed with appropriate legends as determined by the Company.

10. Award not an Employment or Service Contract.

(a) Subject to applicable law, your employment or other service with the Company or any Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of the Award pursuant to Section 2 or the issuance of the shares subject to the Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate your employment or engagement at will (subject to applicable law) and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to Section 2 and the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.

11. Withholding Obligations.

(a) On each Vesting Date, and on or before the time you receive a distribution of the shares underlying your RSUs, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligations”).

(b) By accepting your Award as set forth in the Grant Notice, you hereby (x) acknowledge and agree that you have elected a Sell to Cover (as defined in the Grant Notice) to permit you to satisfy the Withholding Obligations and that the Withholding Obligations shall be satisfied pursuant to this Section 11(b) and (y) further acknowledge and agree to the following provisions:

(i) You hereby irrevocably appoint [___________], or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:

(1) Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to you pursuant to Section 5 hereof in connection with the vesting of the RSUs, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligations arising from the vesting of those RSUs and the related issuance of shares of Common Stock to you and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2) Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligations;

(3) Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Common Stock referred to in clause (1) above; and

(4) Remit any remaining funds to you.

(ii) You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to Section 11(b)(i) to satisfy your obligations hereunder.

(iii) You acknowledge that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price hereunder and that the Agent may effect sales hereunder in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with this Agreement, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, you acknowledge that it may not be possible to sell shares of Common Stock as provided herein due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, (iii) a sale effected pursuant hereto that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, (iv) the Company’s determination that sales may not be effected hereunder or (v) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, you will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.

(iv) You acknowledge that regardless of any other term or condition of this Agreement, the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Agreement. The Agent is a third-party beneficiary of this Section 11(b).

(vi) Your Sell to Cover election is irrevocable. You have elected to Sell to Cover, and you acknowledge that you may not change this election at any time in the future.

(c) Unless the Withholding Obligations are satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

(d) In the event the Withholding Obligations arise prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12. Investment Representations. In connection with your acquisition of the Award and the Common Stock under your Award, you represent to the Company the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Common Stock. You are acquiring the Common Stock for investment for your own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) You understand that the Common Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of your investment intent as expressed in this Agreement.

(c) You further acknowledge and understand that the Common Stock must be held indefinitely unless the Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. You further acknowledge and understand that the Company is under no obligation to register the Common Stock. You understand that the certificate evidencing the Common Stock will be imprinted with a legend that prohibits the transfer of the Common Stock unless the Common Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d) You are familiar with the provisions of Rules 144 and 701 under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the securities exempt under Rule 701 may be sold by you 90 days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and the Lock-Up Period agreement described in Section 7.

(e) In the event that the sale of the Common Stock does not qualify under Rule 701 at the time of issuance, then the Common Stock may be resold by you in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after you have purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(f) You further understand that at the time you wish to sell the Common Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 or 701, and that, in such event, you would be precluded from selling the Common Stock under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.

13. No Obligation to Minimize Taxes. You acknowledge that the Company does not have any duty or obligation to minimize your liability for Withholding Obligations arising from the Award or to achieve any particular tax result and will not be liable to you for any Withholding Obligations arising in connection with the Award. If you become subject to taxation in more than one jurisdiction, the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Withholding Obligations in more than one jurisdiction.

14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the Withholding Obligations arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

15. Unsecured Obligation. The Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 5 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16. Notices. Any notices provided for in the Grant Notice, this Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Miscellaneous.

(a) As a condition to the grant of your Award or to the Company’s issuance of any shares of Common Stock under this Agreement, the Company may require you to execute certain customary agreements entered into with the holders of capital stock of the Company, including without limitation, a right of first refusal and co-sale agreement and a stockholders agreement.

(b) The rights and obligations of the Company under the Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under the Award may only be assigned with the prior written consent of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(d) You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents.

(e) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g) The Company reserves the right to impose other requirements on your participation in this Agreement, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control.

19. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20. Governing Law and Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflict of laws rules.

21. Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

22. Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Administrator by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Administrator reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23. Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulations Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Notwithstanding any contrary provision of the Plan, the Grant Notice, or of this Agreement, under no circumstances will the Company reimburse you for any taxes or other costs under Section 409A or any other tax law or rule. All such taxes and costs are solely your responsibility.

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This Agreement will be deemed to be accepted by you upon the signing (which may be electronic) by you of the Restricted Stock Unit Grant Notice to which it is attached or by the deemed acceptance of this Agreement, as described in the Restricted Stock Unit Grant Notice.

Attachment II

2013 Stock Incentive Plan